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                                                                     Exhibit 4.9

                               SPECIAL TAX NOTICE

               REGARDING DISTRIBUTIONS FROM TIP, ESOP AND PENSION

This notice contains important information you will need before you decide how to receive your payment from the Thrift-Incentive Plan, the Employee Stock Ownership Plan, or the Pension Plan (the Plans).

                                    SUMMARY

A payment from the Plans that is eligible for "rollover" can be taken in two ways. You can have all or any portion of your payment either

     1) PAID IN A "DIRECT ROLLOVER"
     2) PAID TO YOU

A rollover is a payment of your Plan benefits to your individual retirement arrangement (IRA) or to another employer plan. This choice will affect the tax you owe.

  If you choose a DIRECT ROLLOVER:
     - Your payment will not be taxed in the current year and no income tax will be withheld.

     - Your payment will be made directly to your IRA or, if you choose, to another employer plan that accepts your rollover.

     - Your payment will be taxed later when you take it out of the IRA or the employer plan.

  If you choose to have your Plan benefits PAID TO YOU:
     - You will receive only 80% of the payment, because the Northern Trust is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

     - Your payment will be taxed in the current year unless you roll it over. You may be able to use special tax rules that could reduce the tax you owe (see pg. 3). However, if you receive the payment before age 59 1/2, you also may have to pay an additional 10% tax.

     - You can roll over the payment to your IRA or to another employer plan that accepts your rollover within 60 days of receiving the payment. The amount rolled over will not be taxed until you take it out of the IRA or employer plan.

     - If you want to roll over 100% of the payment to an IRA or an employer plan, you must find other money to replace the 20% that was withheld. If you roll over only the 80% that you received, you will be taxed on the 20% that was withheld and that is not rolled over.

     NOTE:
        Although funds that come out of TIP as an in-service withdrawal are eligible for rollover, the funds will not be accepted for rollover back into TIP.

                                MORE INFORMATION

                                                                      Page
   I.   PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER                      1
   II.  DIRECT ROLLOVER                                                  2
   III. PAYMENT PAID TO YOU                                              2
   IV.  SPECIAL TAX TREATMENT                                            3
   V.   OUTSTANDING TIP LOAN BALANCES                                    4
   VI.  SURVIVING SPOUSES, ALTERNATE PAYEES, AND OTHER BENEFICIARIES     4

                  PAYMENTS THAT CAN AND CANNOT BE ROLLED OVER

Payments from the Plans may be "eligible rollover distributions." This means that they can be rolled over to an IRA or another employer plan that accepts rollovers. In general, any payment from the Plans (including an inservice withdrawal) is considered an eligible


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

rollover distribution, EXCEPT for the following types of payments which CANNOT be rolled over:

NON-TAXABLE PAYMENTS

  In general, only the "taxable portion" of your payment is an eligible rollover distribution. If you have made "after-tax" employee contributions to the Plans, these contributions will be non-taxable when they are paid to you, and they cannot be rolled over.

REQUIRED MINIMUM PAYMENTS

  Beginning in the year you reach age 70 1/2, you are required to take an annual distribution from each plan. These required minimum distributions cannot be rolled over.

MONTHLY PAYMENTS FROM THE PENSION PLAN

  You cannot roll over monthly annuity payments you receive from the Pension Plan. These payments are part of a series of equal (or almost equal) payments that are made at least once a year and that will last for your lifetime, your and your beneficiary's lifetimes or a period of ten years or more.

ESOP DIVIDEND PAYMENTS

  The dividend check you receive each November from the ESOP cannot be rolled over and is considered taxable income in the year you receive it.

                                DIRECT ROLLOVER

You can choose a direct rollover of all or any portion of your payment that is an "eligible rollover distribution," as described above. In a direct rollover, the eligible rollover distribution is made payable directly from the Plan to an IRA or another employer plan that accepts rollovers. If you choose a direct rollover, you are not taxed on a payment until you later take it out of the IRA or the employer plan.

DIRECT ROLLOVER TO AN IRA

  You can open an IRA to receive the direct rollover. (The term "IRA" as used in this notice, includes individual retirement accounts and individual retirement annuities.) If you choose to have your payment made directly to an IRA, contact an IRA sponsor (usually a financial institution) to obtain an account number. Supply the name of the institution and the institution's federal tax identification number (FEIN) on your distribution or withdrawal form. The check and or shares of stock will then be made payable to the IRA and sent to you for delivery to the IRA institution.

DIRECT ROLLOVER TO A PLAN

  If you are employed by a new employer that has a plan, and you want a direct rollover to that plan, ask the administrator of that plan whether it will accept your rollover. If the plan will accept your rollover, supply the name of the plan and the company name on your distribution or withdrawal form. An employer plan is not legally required to accept a rollover. If your new employer's plan does not accept a rollover, you can choose a direct rollover to an IRA.

  Please Note: Although taxable funds that come out of TIP as an in-service withdrawal are eligible for rollover, the funds will not be accepted for rollover back into TIP.

                          PAYMENT MADE PAYABLE TO YOU

If you have the payment made to you, it is subject to 20% income tax withholding. The payment is taxed in the year you receive it unless, within 60 days, you roll it over to an IRA or another plan that accepts rollovers. If you do not roll it over, special tax rules may apply.

MANDATORY TAX WITHHOLDING

  If any portion of the payment to you is an eligible rollover distribution, the Plans are required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example, if your eligible rollover distribution is $10,000, only $8,000 will be paid to you because the Plan must withhold $2,000 as income tax. However, when you prepare your income tax return for the year, you will report the full $10,000 as a payment from the Plan. You will report the $2,000 as tax withheld, and it will be credited against any income tax you owe for the year.

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SIXTY-DAY ROLLOVER OPTION

  If you have an eligible rollover distribution paid to you, you can still decide to roll over all or part of it to an IRA or another employer plan that accepts rollovers. If you decide to roll over, you must make the rollover within 60 days after you receive the payment. The portion of your payment that is rolled over will not be taxed until you take it out of the IRA or the employer plan.

  You can roll over up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the IRA or the employer plan to replace the 20% that was withheld. On the other hand, if you roll over only the 80% that you received, you will be taxed on the 20% that was withheld.

     EXAMPLE:

        Your eligible rollover distribution is $10,000, and you choose to have it paid to you. You will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, you may roll over the entire $10,000 to an IRA or employer plan. To do this, you roll over the $8,000 you received from the Plans, and you will have to find $2,000 from other sources (your savings, a loan, etc.). In this case, the entire $10,000 is not taxed until you take it out of the IRA or employer plan. If you roll over the entire $10,000, when you file your income tax return you may get a refund of the $2,000 withheld.

        If on the other hand, you roll over only $8,000, the $2,000 you did not roll over is taxed in the year it was withheld. When you file your income tax return you may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if you roll over the entire $10,000.)

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

ADDITIONAL 10% TAX IF YOU ARE UNDER AGE 59 1/2

  If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay an extra tax equal to 10% of the taxable portion of the payment. The additional 10% tax does not apply to your payment if it is (see IRS Form 5329 for more information on the additional 10%):

     - Paid to you because you separate service with your employer during or after the year you reach age 55
     -  Paid because you retire due to disability
     - Paid to you as equal (or almost equal) payments over your life or life expectancy.
     -  Used to pay certain medical expenses
     -  Paid to you as the beneficiary of the employee
     -  Paid to you under a Qualified Domestic Relations Order

SPECIAL TAX TREATMENT

If your eligible rollover distribution is not rolled over, it will be taxed in the year you receive it. However, if it qualifies as a "lump sum distribution" it may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of your entire balance under the Plans that is payable to you because you have reached age 59 1/2 or separated from service with your employer. For a payment to qualify as a lump sum distribution, you must have been a participant in the Plan for at least 5 years. Prior to the year of distribution, the special tax treatment for lump sum distributions is described below.

FIVE-YEAR AVERAGING

  If you receive a lump sum distribution after you are age 59 1/2, you may be able to make a one-time election to figure the tax on the payment by using "5-year averaging." Five-year averaging often reduces the tax you owe because it treats the payment much as if it were paid over 5 years.

TEN-YEAR AVERAGING IF YOU WERE BORN BEFORE JANUARY 1, 1936

  If you receive a lump sum distribution and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using "10-year averaging" (using 1986 tax rates). Like the 5-year averaging rules, 10-year averaging often reduces the tax you owe.

CAPITAL GAINS TREATMENT IF YOU WERE BORN BEFORE JANUARY 1, 1936

  In addition, if you receive a lump sum distribution and you were born before January 1, 1936, you may elect to have the part of your payment that is attributable to your pre-1974 participation in the Plans (if any) taxed as long term capital gain at a rate of 20%.

  There are other limits on the special tax treatment for lump sum distributions. For example, you can generally elect this special tax treatment only once in your lifetime and the election applies to all lump sum distributions you receive in that same year. If you have previously rolled over a payment from the Plans, you cannot use this special tax treatment for later payments from the Plans. If you roll over your payment to an IRA, you will not be able to use this special tax treatment for later payments from the IRA. Also, if you roll over only a portion of your payment to an IRA, this special tax treatment is not available for the rest of the payment. Additional restrictions are described in IRS Form 4972, which has more information on lump sum distributions and how you elect the special tax treatment.

EMPLOYER STOCK OR SECURITIES

  There is a special tax rule that applies to distributions of Northern Trust Common Stock from ESOP and from TIP Fund D. To use this special rule, the payment must qualify as a lump sum distribution, as described above (except that you do not have to have 5 years participation in the plan). Under this special rule, you may have the option of not paying tax on the "net unrealized appreciation" of the stock until you sell the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plans. For example, if the stock was worth $1,000 when it was contributed to the Plan, but it was worth $1,200 when you received it, you would not have to pay tax on the $200 increase in value until you later sold the stock.

  The stock can be rolled over to an IRA or another employer plan either in a direct rollover or a rollover that you make yourself. If you choose to have your shares registered in your name, rather than direct transferred, the Plans are required by law to withhold 20% of the cost basis of the shares in income taxes. However, the taxes

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

  will be withheld only to the extent there is cash available in the distribution. Shares will not be sold to satisfy the withholding requirement. See "Payment Paid To You" for more details on how the withholding works. The special tax treatment options described above may also apply to shares that are not rolled over.

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

                         OUTSTANDING TIP LOAN BALANCES

A loan from TIP is not considered a taxable payment unless the entire balance is not repaid to the plan.

ACTIVE EMPLOYEES

  If a loan amount is not repaid and is declared defaulted while you are employed, the defaulted amount that was originally from taxable funds, is reported as a taxable loan distribution. The taxable loan distribution is not subject to the 20% withholding and is not eligible for rollover.

TERMINATED EMPLOYEES

  If a loan is not repaid in full by the 5th business day following the month in which you terminate, the remaining balance that originally came from taxable funds will be taxable.

  The election you make regarding the payment of your remaining account balances will determine the tax withholding on the taxable loan distribution amount.

                           TAXABLE LOAN DISTRIBUTION
================================================================================

                                     20% Tax Withholding   Eligible for Rollover
          Payment Options               Yes        No         Yes          No
--------------------------------------------------------------------------------

1. Defer payment of account balance                X          X
--------------------------------------------------------------------------------

2. Direct Rollover account balance
   to IRA/Employer Plan                            X          X
--------------------------------------------------------------------------------

3. Distribute account balance
   payable to you (or any portion
   paid to you)                         X                     X

================================================================================

         SURVIVING SPOUSES, ALTERNATIVE PAYEES, AND OTHER BENEFICIARIES

In general the rules summarized above that apply to payments to employees also apply to spouses and former spouses who receive payments on account of an employee's death under a "Qualified Domestic Relations Order". Some of the rules summarized above also apply to a deceased employee's beneficiary who is not a spouse.

If you are a spouse or former spouse who received a payment under the Qualified Domestic Relations Order, you may choose to have an eligible rollover distribution paid in a direct rollover to an IRA or paid to you. If you are a beneficiary other than the surviving spouse, you CANNOT choose a direct rollover, and you CANNOT roll over the payment yourself.

If you are a surviving spouse, an alternate payee, or another beneficiary, your payment is not subject to the additional 10% tax described above, even if you are younger than age 59 1/2 and you may be able to use the special tax treatment for lump sum distributions and distributions in employer stock also described above.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

This notice summarizes only the federal (not state or local) tax rules that might apply to your payment. The rules described above are complex and contain many conditions and exceptions that are not included in this notice. Therefore, you may want to consult with a professional tax advisor before you take payment of your benefits from the Plans. Also, you can find more specific information on the tax treatment of payments from qualified retirement plans in IRS Publication 575, PENSION AND ANNUITY INCOME, and IRS Publication 590, INDIVIDUAL RETIREMENT ARRANGEMENTS. These publications are available from your local IRS office or by calling 1-800-TAX-FORMS.

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